Kewaunee Scientific Reports
Results for Second Quarter of Fiscal Year 2024

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. December 6, 2023 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its second quarter ended October 31, 2023.

Fiscal Year 2024 Second Quarter Results:

Sales during the second quarter of fiscal year 2024 were $50,436,000, a decrease of 7.6% compared to sales of $54,564,000 from the prior year's second quarter. Pre-tax earnings for the quarter were $4,845,000 compared to $456,000 for the prior year quarter. Net earnings were $2,732,000 compared to a net loss of $243,000 for the prior year quarter. EBITDA1 for the quarter was $5,662,000 compared to $1,252,000 for the prior year quarter. Diluted earnings per share was $0.93 compared to a diluted loss per share of ($0.09) in the prior year quarter.

The Company’s order backlog was $146.3 million on October 31, 2023, as compared to $157.8 million on October 31, 2022, and $147.9 million on April 30, 2023.

Domestic Segment - Domestic sales for the quarter were $34,185,000, a decrease of 10.0% from sales of $37,991,000 in the prior year quarter. The decrease in Domestic sales was predominantly due to the elimination of installation revenue related to the Company's decision to no longer sell directly to end users, which typically included installation services. Domestic segment net income was $3,054,000 compared to $491,000 in the prior year quarter. Domestic segment EBITDA was $5,230,000 compared to $1,088,000 for the prior year quarter. Domestic segment profitability improved versus the prior year quarter because of the strategic go-to-market decisions made in the previous year to stop selling direct, as well as improved manufacturing productivity and cost containment actions.

International Segment - International sales for the quarter were $16,251,000, a decrease of 1.9% from sales of $16,573,000 in the prior year quarter. International segment net income was $525,000 compared to $1,157,000 in the prior year quarter. International segment EBITDA was $1,635,000 compared to $1,668,000 for the prior year quarter. International segment sales and profitability remain strong as demand in the international markets served by the Company continue to remain robust.

Corporate Segment – Corporate segment pre-tax net loss was $1,243,000 for the quarter, as compared to a pre-tax net loss of $1,891,000 in the prior year period. Corporate segment EBITDA for the quarter was ($1,203,000) compared to corporate segment EBITDA of ($1,504,000) for the prior year quarter. The improved EBITDA was driven primarily by the net change in Corporate cost allocation methodology across our business segments.
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

Total cash on hand on October 31, 2023 was $21,711,000, as compared to $13,815,000 on April 30, 2023. The increase in cash was primarily from improved operating performance. Working capital was $52,144,000, as compared to $47,756,000 at the end of the second quarter last year and $47,867,000 on April 30, 2023. The Company had short-term debt of $5,855,000 as of October 31, 2023, as compared to $3,587,000 on April 30, 2023. Long-term debt was $28,826,000 on October 31, 2023, as compared to $29,007,000 on April 30, 2023. The Company’s debt-to-equity ratio on October 31, 2023 was 0.99-to-1, as compared to 1.08-to-1 on April 30, 2023.

"Our financial performance for the second quarter of fiscal year 2024 was extremely strong," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "As discussed in previous quarterly releases, we are realizing the benefits from our strategic decision to stop selling direct which I announced in January 2022. Further, we continue to experience benefits from our focus on our continuous improvement and lean management programs, as well as the deployment of strategic capital across our domestic manufacturing facilities. I am extremely proud of our domestic Associates who continue to embrace a culture of operational excellence, delivering on our commitments to our customers."

"Kewaunee's international business remains strong as the team is focused on delivering a number of large, multi-year projects that were previously awarded. Further, the international team was awarded several sizable projects during the quarter, continuing to strengthen our backlog. I continue to be impressed by the vigilance with which our international team is executing its growth strategy, further solidifying Kewaunee as the turn-key laboratory solution provider of choice for our customers."

"In our first quarter 10-Q, we announced a stock repurchase program and we began re-purchasing stock in our second quarter. We plan to continue purchasing stock under this program in the third quarter as we believe this will provide value to our shareholders. Looking forward, our backlog remains strong, positioning us to continue our positive financial performance during the second half of fiscal year 2024."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended October 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$491	$1,157	$(1,891)	$(243)
Add/(Less):
Interest Expense	—	29	341	370
Interest Income	—	(152)	(1)	(153)
Income Taxes	—	570	—	570
Depreciation and Amortization	597	64	47	708
EBITDA	$1,088	$1,668	$(1,504)	$1,252

Quarter Ended October 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$3,054	$525	$(847)	$2,732
Add/(Less):
Interest Expense	323	35	14	372
Interest Income	—	(205)	(22)	(227)
Income Taxes	1,232	1,179	(396)	2,015
Depreciation and Amortization	621	101	48	770
EBITDA	$5,230	$1,635	$(1,203)	$5,662

Year to Date October 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$589	$1,844	$(3,423)	$(990)
Add/(Less):
Interest Expense	—	60	694	754
Interest Income	—	(262)	(357)	(619)
Income Taxes	—	949	—	949
Depreciation and Amortization	1,210	128	95	1,433
EBITDA	$1,799	$2,719	$(2,991)	$1,527

Year to Date October 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$5,765	$994	$(1,553)	$5,206
Add/(Less):
Interest Expense	703	71	28	802
Interest Income	—	(418)	(23)	(441)
Income Taxes	2,145	1,461	(694)	2,912
Depreciation and Amortization	1,195	197	96	1,488
EBITDA	$9,808	$2,305	$(2,146)	$9,967

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical consolidated statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel and wood casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin work surfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2023, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022
Net sales	$50,436	$54,564	$100,275	$104,687
Cost of products sold	36,968	45,863	74,893	89,790
Gross profit	13,468	8,701	25,382	14,897
Operating expenses	8,359	7,946	16,465	14,538
Operating profit	5,109	755	8,917	359
Pension expense	(40)	(8)	(81)	(35)
Other income, net	148	79	223	546
Interest expense	(372)	(370)	(802)	(754)
Profit before income taxes	4,845	456	8,257	116
Income tax expense	2,015	570	2,912	949
Net earnings (loss)	2,830	(114)	5,345	(833)
Less: Net earnings attributable to the non-controlling interest	98	129	139	157
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$2,732	$(243)	$5,206	$(990)

Net earnings (loss) per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.94	$(0.09)	$1.81	$(0.35)
Diluted	$0.93	$(0.09)	$1.79	$(0.35)
Weighted average number of common shares outstanding
Basic	2,903	2,830	2,882	2,819
Diluted	2,931	2,830	2,908	2,819

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	October 31, 2023	April 30, 2023
	(Unaudited)
Assets
Cash and cash equivalents	$13,722	$8,078
Restricted cash	7,989	5,737
Receivables, less allowances	42,600	46,081
Inventories	21,666	21,889
Prepaid expenses and other current assets	4,899	6,135
Total Current Assets	90,876	87,920
Net Property, Plant and Equipment	17,834	16,402
Right of use assets	8,393	9,170
Other assets	4,605	5,406
Total Assets	$121,708	$118,898

Liabilities and Stockholders' Equity
Short-term borrowings	$5,855	$3,587
Current portion of lease obligations	2,249	2,052
Current portion of financing liability	677	642
Accounts payable	19,172	23,599
Other Current Liabilities	10,779	10,173
Total Current Liabilities	38,732	40,053
Long-term portion of lease obligations	6,452	7,284
Long-term portion of financing liability	27,782	28,132
Other non-current liabilities	5,328	4,944
Total Liabilities	78,294	80,413
Kewaunee Scientific Corporation Equity	42,108	37,409
Non-controlling interest	1,306	1,076
Total Stockholders' Equity	43,414	38,485
Total Liabilities and Stockholders' Equity	$121,708	$118,898